EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michèle Szynal, Callaway Golf

760-804-4150

Michele.Szynal@callawaygolf.com

John F. Lundgren Named to Board of Directors at Callaway Golf Company

CARLSBAD, CA—March 5, 2009—Callaway Golf Company (NYSE:ELY) today announced that John F. Lundgren has been appointed to the Company’s board of directors. He will begin serving immediately and will stand for election for a full one-year term at the Company’s 2009 Annual Meeting of Shareholders in May. The addition of Mr. Lundgren expands the board to a total of eight members, including Chairman and Lead Independent Director, Ronald S. Beard, Samuel H. Armacost, John C. Cushman, III, George Fellows, Yotaro Kobayashi, Richard L. Rosenfield and Anthony S. Thornley.

Mr. Lundgren, 57, currently is Chairman and CEO of The Stanley Works. The New Britain, CT-based company is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. He has held those positions since March 2004. Prior to joining The Stanley Works, Mr. Lundgren served as President, European Consumer Products, at Georgia Pacific Corporation.

“John’s considerable strategic and operational experience in the consumer products industry, including his significant international experience, will benefit the Board greatly as we continue to expand globally,” said Ronald S. Beard, Chairman and Lead Independent Director, Callaway Golf Company. “John will be able to apply his experience to our businesses immediately as he is an avid, low handicap golfer who is already familiar with our products and industry. We are excited to have him join us.”

Callaway Golf’s Bylaws mandate that the Company’s Board have between 6 and 15 members, of which the substantial majority must be independent. With the addition of Mr. Lundgren as an independent director, seven of the eight board members qualify as independent under applicable standards. For more on the Company’s Board of Directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com.

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com

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